                                                                 Exhibit 99.DIXX

                             SUB-ADVISORY AGREEMENT

                  FRANKLIN MUTUAL SERIES FUND INC. on behalf of
                              MUTUAL DISCOVERY FUND

          THIS SUB-ADVISORY AGREEMENT made as of May 19, 2005 by and between
FRANKLIN MUTUAL ADVISERS, LLC ("FMA, LLC"), a Delaware limited liability company and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED ("FTIML"), a corporation existing under the laws of the United Kingdom.

                                   WITNESSETH

          WHEREAS, FMA, LLC and FTIML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers
Act"), and engaged in the business of supplying investment management services, as an independent contractor;

          WHEREAS, FMA, LLC, pursuant to an investment advisory agreement
("Investment Advisory Agreement"), has been retained to render investment advisory services to Mutual Discovery Fund, a series of Franklin Mutual Series
Fund Inc. (hereinafter referred to as the "Fund"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC")
pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, Anne Gudefin, a member of the Fund's portfolio management team, will be residing in London during which time she will be employed by
FTIML, and FMA, LLC wishes to enter into this Agreement with FTIML to enable Ms.
Gudefin to continue to perform her responsibilities as a member of the Fund's portfolio management team during her employment with FTIML.

          NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

          1. FMA, LLC hereby retains FTIML and FTIML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

               (a) Subject to the overall policies, control, direction and review of the Fund's Board of Directors (the "Board") and to the instructions and supervision of FMA, LLC, FTIML agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the
Fund. FMA, LLC will continue to provide all research services in respect of the
Fund and have full responsibility for all investment advisory services provided to the Fund. FMA, LLC acknowledges that the only services that FTIML will provide under this Agreement are the portfolio management services of Anne
Gudefin while she remains employed by FTIML.

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               (b) Both FTIML and FMA, LLC may place all purchase and sale orders on behalf of the Fund. The placement of these orders will take place exclusively in Short Hills.

               (c) Unless otherwise instructed by FMA, LLC or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FMA, LLC or by the Board, FTIML agrees that all transactions to be effected on behalf of the Fund will be processed through FMA,
LLC trading desk in Short Hills.

               (d) For the term of this Agreement, FMA, LLC shall provide the
Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the
Board. Anne Gudefin shall also be available to attend such meetings of the Board as the Board may reasonably request.

               (e) In performing its services under this Agreement, FTIML shall adhere to the Fund's investment objective, policies and restrictions as contained in the Fund's Prospectus and Statement of Additional Information, and
in the Fund's Articles of Incorporation, and to the investment guidelines most recently established by FMA, LLC and shall comply with the provisions of the
1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of
1986, as amended, which are applicable to regulated investment companies.

               (f) In carrying out its duties hereunder, FTIML shall comply with all reasonable instructions of the Fund or FMA, LLC in connection therewith.
Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the
Board, provided a certified copy of such resolutions has been supplied to FTIML.

          2. (a) FMA, LLC shall pay to FTIML a fee equal to 60% of the advisory fee paid to FMA, LLC by the Fund, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by FTIML during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FMA, LLC relating to the previous month.

               (b) FMA, LLC and FTIML shall share equally in any voluntary reduction or waiver by FMA, LLC of the management fee due under the Investment
Advisory Agreement between FMA, LLC and the Fund.

               (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the
Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

          3. It is understood that the services provided by FTIML are not to be deemed exclusive. FMA, LLC acknowledges that FTIML may have investment responsibilities, render

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investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, "Clients"). FMA, LLC agrees that FTIML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, FTIML may use information furnished by others to FMA, LLC and FTIML in providing services to other such Clients.

          4. FTIML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

          5. During the term of this Agreement, FTIML will pay all expenses incurred by it in connection with the services to be provided by it under this
Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FMA, LLC will be responsible for all of their respective expenses and liabilities.

          6. FTIML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FMA, LLC or the Fund in any way, or in any way be deemed an agent for FMA, LLC or the Fund.

          7. FTIML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the
Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

          8. This Agreement shall become effective on the date that Anne Gudefin becomes employed by FTIML and shall continue in effect until Anne Gudefin ceases to be employed by FTIML for whatever reason or until June 30, 2006. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the
1940 Act, or (b) a majority of the Fund's Board of Directors as a whole.

          9. (a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board upon not less than sixty (60) days' written notice to FMA, LLC and FTIML, and by FMA, LLC or FTIML upon not less than sixty (60) days' written notice to the other party.

               (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between
FMA, LLC and the Fund.

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          10. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIML, neither FTIML nor any of its directors, officers, employees or affiliates shall be subject to liability to FMA, LLC or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

               (b) Notwithstanding paragraph 10(a), to the extent that FMA, LLC is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a "liability")
for any acts undertaken by FTIML pursuant to authority delegated as described in
Paragraph l(a), FTIML shall indemnify FMA, LLC and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such
Franklin Indemnified Party, in connection with such liability.

               (c) No provision of this Agreement shall be construed to protect any director or officer of FMA, LLC or FTIML from liability in violation of
Sections 17(h) or (i), respectively, of the 1940 Act.

          11. In compliance with the requirements of Rule 31a-3 under the 1940
Act, FTIML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the
Fund's request. FTIML further agrees to preserve for periods prescribed by Rule
31a-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

          12. Upon termination of FTIML's engagement under this Agreement or at the Fund's direction, FTIML shall forthwith deliver to the Fund, or to any third party at the Fund's direction, all records, documents and books of accounts which are in the possession or control of FTIML and relate directly and exclusively to the performance by FTIML of its obligations under this Agreement;
provided, however, that FTIML shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTIML shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

               Termination of this Agreement or FTIML's engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

          13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

          14. FMA, LLC will furnish to FTIML properly certified or
authenticated copies of the resolutions of the Board authorizing the appointment of FTIML and approving this Agreement as soon as such copies are available.

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          15. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

          (i)  to FTIML:

               The Adelphi Building
               1-11 John Adam Street
               London WC2N 6HT

               Facsimile: 00 44 20 7073 8700

          (ii) to FMA, LLC:

               101 John F. Kennedy Parkway
               Short Hills, New Jersey 07078-2789

               Facsimile: 973-912-0148

          16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware.

          17. FTIML acknowledges that it has received notice of and accepts the limitations of the Fund's liability as set forth in its Articles of
Incorporation. FTIML agrees that the Fund's obligations hereunder shall be limited to the assets of the Fund, and that FTIML shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

                                        FRANKLIN MUTUAL ADVISERS, LLC

                                        By: /s/ Peter A. Langerman
                                            ------------------------------------
                                            Peter A. Langerman
                                        Title: President

                                        FRANKLIN TEMPLETON INVESTMENT MANAGEMENT
                                        LIMITED

                                        By: /s/ Gregory E. Johnson
                                            ------------------------------------
                                            Gregory E. Johnson
                                        Title: Director

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